AMENDMENT NO. 4 TO

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 4, dated as of this ___ day of March, 2021 (the “Amendment”), to the Investment Sub-Advisory Agreement, dated October 5, 2018, as amended, (the “Agreement”), between the Parties (as defined below), is entered into by and between J.P. Morgan Private Investments Inc. (the “Adviser”) and Russell Investments Implementation Services, LLC (the “Sub-Adviser” and, together with the Adviser, the “Parties”).

WHEREAS, pursuant to the Agreement, the Sub-Adviser has been retained to provide, when needed, certain interim investment sub-advisory services to the series of the Six Circles Trust (the “Trust”) set forth on Appendix A of the Agreement;

WHEREAS, the Parties desire to amend Appendix A of the Agreement to add a new series of the Trust, the Six Circles Credit Opportunities Fund (hereinafter the “Credit Opportunities Fund”), so that the Sub-Adviser may provide, when needed, certain interim investment sub-advisory services for the new series pursuant to the Agreement; and

WHEREAS, Section 15 of the Agreement provides that the Agreement may be amended by a written instrument signed by both Parties.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the Parties hereto agree as follows:

W I T N E S S E T H:

1.

The Parties hereby agree that Appendix A of the Agreement is hereby replaced in its entirety with Appendix A attached hereto, to become effective with respect to the Credit Opportunities Fund on the date that such Credit Opportunities Fund commences operations pursuant to an effective amendment to the Trust’s registration statement (with respect to such Credit Opportunities Fund, the “Effective Date”).

2.

With respect to the Credit Opportunities Fund, the Agreement shall continue in effect for a period of two years from the Effective Date and thereafter, shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board of Trustees of the Trust (the “Board”) or (ii) a vote of a “majority” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of such Credit Opportunities Fund’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to the Agreement, by vote cast at a meeting called for the purpose of voting on such approval.

3.

The Parties further agree to amend Section 9 of the Agreement to remove the phrase “in-person” in reference to meetings of the Board to approve the Agreement, in light of evolving interpretations of 1940 Act meeting requirements.

4.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized signatories effective as of the date and year first written above.

J.P. MORGAN PRIVATE INVESTMENTS INC.

By:
Name:	Mary Savino
Title:	Managing Director

RUSSELL INVESTMENTS IMPLEMENTATION SERVICES, LLC

By:
Name:	Travis Bagley
Title:	Director, Transition Management- Americas